Exhibit 99.1

FOR IMMEDIATE RELEASE

Media: Julie Ketay, 312.558.8727

Analysts: Aaron Hoffman, 312.558.8739

SARA LEE CORPORATION REPORTS INCREASED SALES AND EARNINGS FOR FISCAL 2003

CHICAGO (July 31, 2003) – Sara Lee Corporation today reported that net sales for the fiscal year ended June 28, 2003, rose 4% to $18.3 billion, and net sales for the fourth quarter rose 3% to $4.6 billion. The company reported increased sales in both periods for four of its five lines of business – Sara Lee Meats, Sara Lee Bakery, Beverage and Household Products – offset, in part, by lower sales in the Intimates and Underwear operations. Results benefited from favorable foreign currency exchange rates in both the quarter and the full year, and the acquisition of The Earthgrains Company in August 2001, also contributed to full year results.

The company reported diluted earnings per share (EPS) for fiscal 2003 of $1.50 compared to $1.23 in the year-ago period. For the quarter, diluted EPS were $.37 compared to $.43 in the prior year. Restructuring and business disposition activities had no net impact in fiscal 2003 and reduced fiscal 2002 EPS by $.12. For the quarter, restructuring and business dispositions reduced EPS in fiscal 2003 by $.01 and increased fiscal 2002 EPS by $.01.

Cash flow from operations was approximately $1.8 billion in fiscal 2003, an increase over last year’s cash flow of $1.7 billion due primarily to higher earnings.

Media advertising and promotion expense increased 12% in fiscal 2003, with higher spending reported in all five lines of business. Media advertising and promotion spending rose 13% in the fourth quarter.

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“In a difficult operating environment, Sara Lee continued to invest behind its key brands and improve its productivity and cash flow,” said C. Steven McMillan, chairman, president and chief executive officer of Sara Lee Corporation. “For the fiscal year, sales, helped by currency, grew at the high end of the company’s target, while operating income and EPS posted double-digit gains. Our operating cash flow was the second highest in the company’s history, and this strong cash generation is expected to improve further next year, offering increased opportunity to return value to our shareholders.”

Performance Review

A performance review for each line of business follows. Unit volumes exclude acquisitions and divestitures unless otherwise noted. All dollar amounts are in millions.

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MEATS

	Fourth Quarter Ended		Percent Change	Fiscal Year Ended		Percent Change
(In millions)	June 28, 2003	June 29, 2002		June 28, 2003	June 29, 2002
Net sales	$976	$901	8%	$3,746	$3,704	1%

Significant items that increased / (decreased) net sales:
• Strengthening of foreign currencies	$43	$—		$112	$—
• Acquisitions/dispositions	—	7		14	12

Total significant items	$43	$7		$126	$12

Total operating segment income	$100	$104	(4)%	$375	$323	16%

Significant items that increased / (decreased) operating segment income:
• Exit activities & business dispositions	$(1)	$2		$6	$(33)
• Strengthening of foreign currencies	5	—		14	—
• Acquisitions/dispositions	—	—		1	(1)

Total significant items	$4	$2		$21	$(34)

Fourth Quarter Highlights

•	U.S. sales grew 5%; first increase this fiscal year

•	Retail unit volume gains recorded for most key product categories

•	Foodservice trends improve

Sara Lee Meats is a leader in the branded packaged meats business in the United States, Europe and Mexico.

Global net sales grew 8% in the fourth quarter, fueled by a 2% increase in unit volumes, higher net product prices and the impact of a stronger euro. Operating segment income fell 4%. Certain significant items affecting operating segment income have been identified in the table above. The remaining operating segment income decline of 7% reflects the impact of higher raw material costs and a significant increase in media advertising and promotion spending, up 32%.

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U.S. net sales, which account for approximately 70% of global revenues, grew 5% during the fourth quarter, with particular strength in the company’s retail and deli product operations. The company holds the number-two position in the U.S. retail packaged meats category, and retail unit volumes increased 4% during the fourth quarter, including a 2% increase in hot dog sales, a 5% increase for breakfast sausage products, a 5% increase in lunchmeat volumes, a 16% increase in corn dog units and a 27% increase for breakfast sandwich items. These gains reflect the timing of Easter as well as innovative new product activity under the company’s leading Ball Park, Jimmy Dean and Hillshire Farm brands and significant support from targeted marketing programs. Sara Lee deli unit sales grew 10% during the quarter, as the number of “Red Wave” displays increased to more than 2,500 retail grocery outlets. While foodservice unit volumes fell 5% during the fourth quarter, sales trends improved from prior periods.

European unit sales were flat during the quarter, as new product activity was offset by competitive pricing in some markets. Mexican unit sales grew 5%, driven by an increased number of direct-store delivery routes and improved sales productivity in more traditional channels.

For the full year, net sales increased 1%, reflecting a 1% increase in global unit volumes and favorable foreign currency exchange rates, partially offset by lower prices due to lower raw material costs. Operating segment income for the fiscal year grew 16%. Certain significant items affecting operating segment income have been identified in the table above. The remaining operating segment income decline of 1% reflects higher marketing and distribution costs, partially offset by lower raw material costs. U.S. unit volumes rose 1% in fiscal 2003, including a 2% increase in retail volumes, a 10% increase in Sara Lee deli unit sales and a 5% decline in unit sales to the foodservice channel; outside the United States, unit sales were flat in Europe and increased 6% in Mexico.

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BAKERY

	Fourth Quarter Ended		Percent Change	Fiscal Year Ended		Percent Change
(In millions)	June 28, 2003	June 29, 2002		June 28, 2003	June 29, 2002
Net sales	$825	$803	3%	$3,276	$2,976	10%

Significant items that increased / (decreased) net sales:
• Strengthening of foreign currencies	$27	$—		$73	$—
• Acquisitions/dispositions	2	—		286	—

Total significant items	$29	$—		$359	$—

Total operating segment income	$21	$30	(29)%	$98	$97	1%

Significant items that increased / (decreased) operating segment income:
• Exit activities & business dispositions	$(2)	$1		$(20)	$(50)
• Accelerated Depreciation	(7)	—		(7)	—
• Strengthening of foreign currencies	3	—		7	—
• Acquisitions/dispositions	—	—		17	(1)

Total significant items	$(6)	$1		$(3)	$(51)

Fourth Quarter Highlights

•	U.S. fresh bakery trends improve

•	Strong European sales and profit gains continue

•	New products capitalize on strength of Sara Lee brand

•	Restructuring activities reduce business complexity

Sara Lee Bakery is a leader in the U.S. fresh baked goods market, and holds important positions in the U.S. and European refrigerated dough and European fresh bread markets. Sara Lee Bakery also enjoys leading positions in frozen baked goods in both the United States and Australia.

Sara Lee Bakery’s worldwide net sales increased 3% in the fourth quarter, and operating segment income fell 29%. Certain significant items affecting operating segment income have been identified in the table above. The remaining operating segment income decline of 4% primarily reflects lower results in the United States, which were partially offset by strength in Europe. Global unit volumes fell slightly, down 1%, although unit sales for the company’s key bakery brands, including Sara Lee, grew at a double-digit rate. Media advertising and promotion spending increased 17% during the quarter, with the majority of the funds supporting the company’s key bakery brands.

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The U.S. fresh bakery business is the largest division within Sara Lee Bakery Group, accounting for approximately 60% of net sales. With leading brands such as Sara Lee, Earth Grains and IronKids, Sara Lee Bakery was the only competitor among the top three players in the fresh baked goods category to increase its market share over the most recent 12-month period.

Net sales and unit volumes for this division fell slightly during the fourth quarter, as regional brand sales declined and lower-margin brands and products were eliminated during the period. Profit trends improved versus prior quarters, however, reflecting a more positive product mix and benefits from cost cutting and productivity programs instituted earlier in the year, offset by higher commodity, employee and marketing costs. Contributing to the mix improvement was one of the company’s most successful new product introductions this year, Sara Lee breads, a new line of premium sliced breads launched systemwide in the second quarter. The success of this introduction was complemented by the launch of Sara Lee buns and rolls in May, and in less than nine months, Sara Lee has become Sara Lee Bakery’s largest domestic bread brand, and the fifth-largest brand in the group’s 33-state distribution area.

The U.S. refrigerated dough and frozen retail operations both produced higher net sales and profits during the fourth quarter, with unit volumes up 5% and 2%, respectively. Although the timing of the Easter holiday contributed to the year-over-year sales gains, both businesses also improved their market shares during the most recent three-month period. The foodservice business in the United States reported lower profits during the fourth quarter, as reduced customer demand led to a 9% decline in unit volumes.

In Europe, net sales and profits increased due to strength in the fresh baking operations during the fourth quarter. Unit volumes for the Spanish and Portuguese fresh bread operations were flat, and refrigerated dough unit sales grew 5%; the company recently entered the U.K. refrigerated dough market with Sara Lee branded products, and initial sales are exceeding expectations. Net sales and profits also increased in Australia, with unit sales up 8% during the fourth quarter.

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For the full year, net sales rose 10% and operating segment income increased 1%. Certain significant items affecting both net sales and operating segment income have been identified in the table above. The remaining net sales decline of 2% reflects lower unit volumes, while the remaining operating segment income decline of 32% reflects weak U.S. fresh and foodservice market conditions during the year. Global unit volumes fell 1%, comprised of a 2% decline in U.S. fresh bakery volumes; a 3% increase in U.S. refrigerated dough sales; a 2% decline in U.S. retail frozen units; a 5% decline in foodservice volumes in the United States; a 2% increase in Europe; and a 5% increase in Australia.

Sara Lee Bakery undertook two restructuring projects during the fourth quarter. Three fresh bakeries were closed in order to streamline and strategically improve Sara Lee Bakery’s manufacturing network. Secondly, as part of its efforts to improve margins and profit growth, Sara Lee Bakery eliminated 44 small regional fresh bread brands.

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BEVERAGE

	Fourth Quarter Ended		Percent Change	Fiscal Year Ended		Percent Change
(In millions)	June 28, 2003	June 29, 2002		June 28, 2003	June 29, 2002
Net sales	$700	$642	9%	$2,756	$2,539	9%

Significant items that increased / (decreased) net sales:
• Strengthening of foreign currencies	$68	$—		$195	$—
• Acquisitions/dispositions	—	—		17	—

Total significant items	$68	$—		$212	$—

Total operating segment income	$103	$102	2%	$429	$416	3%

Significant items that increased / (decreased) operating segment income:
• Exit activities & business dispositions	$(1)	$—		$(1)	$(7)
• Strengthening of foreign currencies	16	—		50	—
• Acquisitions/dispositions	—	—		3	—

Total significant items	$15	$—		$52	$(7)

Fourth Quarter Highlights

•	Improved results for U.S. retail business

•	Continued share strength in major European retail and out-of-home markets

•	Senseo coffee system reaches more than $100 million in annual sales

•	Brazilian business hurt by rising costs

Sara Lee Beverage is one of the largest producers of roast and ground coffee in the world, competing in both retail and out-of-home categories. Its primary markets are Europe, the United States and Brazil.

Beverage net sales increased 9% in the fourth quarter, and operating segment income increased 2%. Certain significant items affecting net sales and operating segment income have been identified in the table above. The remaining net sales decline of 2% reflects lower unit sales partially offset by increased prices and an improved product mix. The remaining operating segment income decline of 12% includes higher profits in the company’s U.S. retail operations, offset by lower profits in Europe and Brazil. Unit volumes fell 4% during the quarter, including a 1% decline in Europe, a 1% increase in the United States and a 15% decline in Brazil.

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Approximately 60% of the sales from this line of business come from the company’s European retail and out-of-home operations. The company maintained its leading share positions in each of its major markets during fiscal 2003, including number-one positions in the Netherlands, Belgium, Spain, Denmark, Hungary and the United Kingdom.

The company’s innovative Senseo coffee system continued to gain strong consumer and retailer acceptance; sales exceeded $100 million in fiscal 2003, up from less than $20 million last year. The product is currently sold in the Netherlands, Belgium, France and Germany, and will be launched in Denmark by the end of calendar 2003. In the European out-of-home market, unit sales for the company’s innovative liquid coffee concentrate products grew more than 10% during both the fourth quarter and full year.

In the United States, both net sales and profits in the fourth quarter improved in the retail operations for the first time this fiscal year, and unit volumes grew 8% as the company focused on solidifying profitable regional positions for its Chock full o’Nuts and Hills Bros brands. U.S. coffee foodservice units fell slightly, down 2%, as continued weakness in traditional foodservice coffee markets offset double-digit growth in liquid coffee concentrate volumes.

Brazil continues to be a challenging market for the company’s Beverage operations as price increases taken to cover increased raw material and production costs caused unit volumes to decline 15%. The company continues to believe that growth prospects in this developing market will generate higher sales and profits over the long-term.

For the full year, net sales grew 9% and operating segment income increased 3%. Certain significant items affecting net sales and operating segment income have been identified in the table above. The remaining flat net sales results reflect lower unit volumes offset by increased prices and an improved product mix. The remaining operating segment income decline of 11% reflects improved results in the U.S. retail operations offset by lower income in Brazil, Europe and the U.S. out-of-home operations. Unit volumes fell 2%, including flat unit sales in Europe, a 4% decline in the United States and a 6% decline in Brazil. Media advertising and promotion spending grew more than 20% during fiscal 2003, primarily to support the Senseo coffee system.

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HOUSEHOLD PRODUCTS

	Fourth Quarter Ended		Percent Change	Fiscal Year Ended		Percent Change
(In millions)	June 28, 2003	June 29, 2002		June 28, 2003	June 29, 2002
Net sales	$596	$534	11%	$2,118	$1,962	8%

Significant items that increased / (decreased) net sales:
• Strengthening of foreign currencies	$71	$—		$147	$—
• Acquisitions/dispositions	—	—		—	—

Total significant items	$71	$—		$147	$—

Total operating segment income	$123	$106	16%	$369	$339	9%

Significant items that increased / (decreased) operating segment income:
• Exit activities & business dispositions	$—	$—		$—	$—
• Strengthening of foreign currencies	13	—		33	—
• Acquisitions/dispositions	—	—		—	—

Total significant items	$13	$—		$33	$—

Fourth Quarter Highlights

•	New products and geographic expansion remain primary focus for traditional household and body care operations

•	Direct Selling sales and profits continue strong growth

Household Products is Sara Lee’s most global business, with leading positions in four core product categories: body care, air care, shoe care and insecticides. This line of business also includes Direct Selling, which sells directly to consumers through an independent sales force of more than 900,000 representatives in 17 countries.

Fourth quarter net sales increased 11%, and operating segment income increased 16%. As identified in the table above, favorable foreign currency exchange rates had a significant impact on results during the period.

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Unit volumes for the company’s traditional household and body care products were flat during the quarter. Shoe care volumes fell 5% as counterfeit products in Africa negatively affected unit sales. The company’s new Kiwi Fresh Force shoe deodorizer product was launched in the United States and France at the end of the fourth quarter and it is expected to produce increased sales in future periods. Body care unit sales grew 2%, reflecting continued strength for the Sanex line of healthful skincare products. Insecticide unit volumes grew 10% in the fourth quarter, primarily due to growth in India where the GoodKnight brand holds a number-one position. Air care unit sales fell 8%, compared against a strong 17% increase in the year-ago period. Ambi Pur has several new product launches planned for fiscal 2004, including Ambi Pur Fragrance a free-standing fragrance burner that will be introduced in the United Kingdom, France and the Netherlands in September.

Direct Selling net sales and profits increased during the fourth quarter, led by strong results in the company’s largest market, Mexico.

For the full year, net sales increased 8% and operating segment income grew 9%. As identified in the table above, these results benefited significantly from favorable foreign currency exchange rates. Unit volumes grew 1%, including a 6% decline in shoe care, a 4% increase in body care, a 2% increase in insecticides and flat results in air care.

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INTIMATES AND UNDERWEAR

	Fourth Quarter Ended			Fiscal Year Ended
(In millions)	June 28, 2003	June 29, 2002	Percent Change	June 28, 2003	June 29, 2002	Percent Change
Net sales	$1,535	$1,615	(5)%	$6,399	$6,455	(1)%

Significant items that increased / (decreased) net sales:
• Strengthening of foreign currencies	$67	$—		$203	$—
• Acquisitions/dispositions	—	—		—	18

Total significant items	$67	$—		$203	$18

Total operating segment income	$156	$242	(36)%	$763	$596	28%

Significant items that increased / (decreased) operating segment income:
• Exit activities & business dispositions	$2	$10		$26	$(80)
• Strengthening of foreign currencies	3	—		12	—
• Acquisitions/dispositions	—	—		—	(8)

Total significant items	$5	$10		$38	$(88)

Fourth Quarter Highlights

•	Soft global markets lead to sales and profit declines

•	Marketing efforts continue behind key brands and new products

•	Cost savings from operational streamlining continue

Sara Lee’s Intimates and Underwear line of business includes intimate apparel, knit products and legwear marketed under some of the most powerful brand names in the apparel industry. Sara Lee holds leading share positions in these categories in both North America and Europe.

Net sales fell 5% in the fourth quarter, and operating segment income fell 36%. As identified in the table above, favorable exchange rates contributed to both net sales and operating segment income during the quarter. Unit volumes declined 9%, reflecting weak global markets and reduced legwear and underwear inventory levels at key retail accounts. Despite recent category softness, the company continued to support its key brands and new product introductions with advertising and promotion programs, and for fiscal 2003, these investments resulted in strong sales growth for a number of key brands, including Playtex, Dim, Bali, barelythere and Unno. Media advertising and promotion spending increased 37% during the quarter, funded, in part, by nearly $20 million of incremental savings from prior efforts to cut costs and improve productivity.

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Global intimate apparel unit volumes fell 7% in the fourth quarter, reflecting lower category volumes and a difficult comparison against a very strong year-ago quarter in the United States. The company’s number-one U.S. bra market dollar share continued to increase, up nearly one percentage point to 27.9% over the most recent 12-month period, compared to the next leading competitor with a share of less than 20%. New product activity continues to focus on leveraging the company’s innovative technology across key brands including Playtex, barelythere and Unno.

Global knit product unit volumes fell 6% in the fourth quarter, combining a 7% decline for underwear and a 5% decline for activewear. In the United States, underwear volumes fell 7%, reflecting reduced inventory levels at key retailers. The company did increase its number-one market shares for both men’s and women’s underwear products; Hanes unit share of the men’s underwear market was 37.6% for the most recent 12-month period, up 0.3 share points, and Hanes Her Way’s comparable women’s share was 34%, an increase of nearly a full percentage point. In the women’s market, the company recently introduced Hanes Her Way Sleepwear and Hanes Authentic – a new line of underwear for young women aged 18 to 24 that is currently being sold at Wal-Mart locations throughout the United States. U.S. activewear units fell 4% during the fourth quarter, reflecting competitive pricing activity in the screenprint category and lower demand for casualwear products. The company’s Champion operations exited several unprofitable product lines over the last 12 months, and unit volumes for its remaining businesses increased during the fourth quarter driven by continued gains in its performance products. Champion recently introduced Friction Free, a line of running apparel for both men and women with special panel inserts to prevent chafing.

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Worldwide unit volumes for legwear fell 16% during the fourth quarter, combining a 21% decline for sheer hosiery with a 10% decline for sock unit sales. In the sheer hosiery category, the lower volume reflects continued category weakness in the company’s major global markets combined with efforts to eliminate low-margin SKUs. Despite the lower volumes, dollar market share in the United States for the Hanes and L’eggs brands rose more than one percentage point to 55.6% for the latest 12-month period. Although sock volumes declined due to lower inventory levels at several key retail accounts, consumer take-away for the company’s Hanes and Champion branded socks remains strong. In fact, the company increased its unit share of the U.S. sock market by more than 1.5 percentage points over the most recent 12-month period to 20.3%, almost twice the level of the next leading competitor, as Hanes low profile socks for men and women have proven very popular with consumers.

For the full year, Intimates and Underwear net sales declined 1% and operating segment income increased 28%. Certain significant items affecting operating segment income have been identified in the table above. The remaining operating segment income increase of 6% reflects favorable raw material prices and $90 million in incremental savings from earlier programs to cut costs and improve productivity, partially offset by a 16% increase in media advertising and promotion spending. Unit volumes declined 3%, including a 14% decline for sheer hosiery, flat sock volumes, a 1% decline for knit products and flat results for intimate apparel.

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Corporate Interest Expense, Tax Rate and Share Repurchase

Net interest expense was $51 million for the quarter and $198 million for the fiscal year compared with $46 million in last year’s fourth quarter and $208 million for the fiscal 2002. Interest expense increased in the fourth quarter as a result of favorable term financing undertaken by the corporation in the quarter, but decreased for the total year as the company benefited from lower interest rates.

The tax rate for the fourth quarter of fiscal 2003 was 17%, including a one-percentage point reduction from restructuring activities, compared to 18% in the year-ago period. For the full year, the tax rate for fiscal 2003 was 18%, compared to 15% a year ago, which included a three-percentage point reduction from restructuring and business disposition activities.

During the fourth quarter of fiscal 2003, Sara Lee Corporation repurchased 1.2 million shares of its common stock at an average price of $17.51 per share. For fiscal 2003, the company repurchased 15.9 million shares at an average price of $19.16 per share. Approximately 53 million shares remain authorized by the Board of Directors for repurchase.

Exit and Business Disposition Activities

During fiscal 2003 and 2002, the corporation recognized the impact of certain exit and business disposition activities. The accounting for certain of these activities was impacted by Statement of Financial Accounting Standards No. 146, which became effective for actions initiated after December 31, 2002. The financial impact of these actions can be summarized as follows:

Exit and Disposal Activities Initiated After December 31, 2002

In April 2003, the corporation approved actions to:

•	Abandon the use of certain trademarks obtained with the Earthgrains acquisition. A substantial portion of the trademarks was abandoned by the close of fiscal 2003, resulting in $6 million of accelerated amortization being recognized in the fourth quarter of fiscal 2003. The amortization expense is reflected in the selling, general and administrative expenses of the corporation.

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•	Dispose of certain manufacturing facilities and production capacity in the Bakery and Beverage segments. A substantial portion of the book value of the facilities targeted for disposition was classified as held for use on the date the actions were approved. The corporation accelerated the depreciation on these facilities and recognized $7 million of depreciation expense in the fourth quarter as a result of this decision. In addition, a $1 million charge was recognized for certain held for sale assets. The $7 million of accelerated depreciation was recognized in the line labeled “Cost of sales” and the $1 million charge was recognized in the line labeled “(Income from) charges for exit activities and business dispositions.” As of July 3, 2003, all of these plants were closed and are being held for sale.

•	Terminate individuals working in these facilities and provide severance payments in accordance with existing benefit plans. As a result of these actions, the corporation recognized a charge of $3 million, which is reflected in the line labeled “(Income from) charges for exit activities and business dispositions.”

Exit and Disposal Activities Initiated Prior to December 31, 2002

In the second quarter of fiscal 2003, the corporation’s management approved actions to terminate employees, exit leases and dispose of certain assets of the Bakery segment. As a result of these actions, the corporation recognized a charge of $22 million. In addition, during fiscal 2003, the corporation completed certain previously announced exit and business disposition activities for amounts more favorable than originally estimated. As a result of the completion of these actions, pretax operating profits in fiscal 2003 increased by $37 million. Both the $22 million charge and the $37 million income item are reflected on the line labeled “(Income from) charges for exit activities and business dispositions.”

In the fourth quarter of fiscal 2003, the completion of exit activities initiated prior to December 31, 2002, had the impact of increasing pretax net income by $2 million and this amount was recognized on the line labeled “(Income from) charges for exit activities and business dispositions.”

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For fiscal 2003, the net impact of amounts recognized on the line labeled “(Income from) charges for exit activities and business dispositions” increased pretax income and net income by $11 million, and increased diluted EPS by $.01. Offsetting this was a reduction in diluted EPS of $.01 per share resulting from the impact of accelerated depreciation and amortization.

In fiscal 2002, the corporation’s management approved a series of actions to reduce the number of employees, exit leases and dispose of assets. In addition, the corporation completed certain restructuring and business disposition activities that were previously recognized in the consolidated financial statements. For fiscal year 2002, the net impact of these actions was to reduce pretax income, net income and diluted EPS by $170 million, $101 million and $.12 per share, respectively. In the fourth quarter of fiscal 2002, certain exit activities and business dispositions were completed for amounts more favorable than originally estimated. The net impact of these actions was to increase pretax income, net income and diluted EPS by $13 million, $10 million and $.01 per share, respectively.

As a result of the restructuring actions taken, the corporation’s cost structure was reduced and efficiency improved. It is estimated that operating income in the fourth quarter and fiscal 2003 included $31 million and $126 million, respectively, of incremental benefits over those realized in the comparable periods of the prior year.

Outlook

Sara Lee’s management currently expects diluted EPS for the first quarter of fiscal 2004 to fall within a range of $.23 to $.28 compared to $.38 in the year-ago period. First quarter 2003 EPS included income from restructuring and business disposition activities of $.01 per share, related primarily to Intimates and Underwear.

Full-year fiscal 2004 diluted EPS are expected to be in a range of $1.51 to $1.61, compared to $1.50 in fiscal 2003.

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Management expects the challenging market conditions that affected operations in the fourth quarter of fiscal 2003, including lower retail inventory levels, higher raw material costs and weak foodservice markets, to continue into the first quarter of this year. For fiscal 2004, however, four of the company’s five lines of business – Sara Lee Meats, Sara Lee Bakery, Beverage and Household Products – are expected to show good gains in operating segment income, driven by higher sales from new product activity, select price increases to cover higher raw material costs and an improved economic and retail environment. Intimates and Underwear operating segment income will be down for the year, although improving on a year-over-year basis in the second half as new product activity and an improved market environment drive performance. At current exchange rates, primarily relating to the euro, foreign currency translations are expected to have a positive impact on fiscal 2004 results.

Webcast

Janet Bergman, senior vice president, corporate relations, will discuss the fourth quarter and fiscal 2003 results live via the Internet today at 9 a.m. CDT. The live webcast can be accessed at www.saralee.com, and will last approximately one hour. For people who are unable to listen to the webcast live, it will be archived two hours following the completion of the webcast in the Investors section of the Sara Lee corporate Web site until Thursday, August 14, 2003.

Forward-looking statements

This news release contains certain forward-looking statements concerning Sara Lee’s expected financial results for the first quarter and full fiscal year 2004. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements.

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Factors that could cause Sara Lee’s actual results to differ materially from such forward-looking statements include the following: (i) impacts on reported earnings from fluctuations in foreign currency exchange rates – particularly the euro – given Sara Lee’s significant concentration of business in Western Europe; (ii) significant competitive activity, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iii) a significant reduction in Sara Lee’s business with any of its major customers, such as Wal-Mart, the corporation’s largest customer, including a reduction resulting from adverse developments in the customer’s business; (iv) the impact of declines in equity markets on the funded status and annual expense of the corporation’s defined benefit pension plans and the impact of such market declines on consumer spending; (v) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries in the world due to changing business conditions, the financial condition of suppliers and political environments; (vi) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly Earthgrains, and the availability of new acquisitions, joint ventures and alliance opportunities that build stockholder value; (vii) Sara Lee’s ability to realize the estimated savings and productivity improvements associated with prior restructuring initiatives; (viii) fluctuations in the cost and availability of various raw materials; (ix) the impact of various food safety issues on the consumption of meat products in the United States and parts of Europe; (x) credit and other business risks associated with customers operating in a highly competitive retail environment; and (xi) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance. In addition, the corporation’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the corporation competes.

Consequently, the company wishes to caution readers not to place undue reliance on any forward-looking statements. We have provided additional information in our Form 10-K for fiscal 2002 and in our quarterly reports on Form 10-Q, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Sales And Earnings For Fiscal 2003 – Page 20

Company Description

Sara Lee Corporation (www.saralee.com) is one of the world’s leading branded consumer packaged goods companies, selling its products in nearly 200 countries. The company has three global businesses – Food and Beverage, Intimates and Underwear, and Household Products – through which it manufactures and markets products of exceptional quality and value under leading, well-known brand names such as Sara Lee, Earth Grains, Jimmy Dean, Douwe Egberts, Chock full o’Nuts, Hanes, Playtex, Bali, Dim, Kiwi, Ambi Pur and Sanex.

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Sara Lee Corporation

Executive Summary of Performance

Fourth quarter fiscal 2003	Percentage change
	Sara Lee Meats	Sara Lee Bakery	Beverage	Household Products	Intimates and Underwear	Total SLE
Net sales	8%	3%	9%	11%	(5)%	3%
Significant items impacting net sales –
Strengthening of foreign currencies	(5)%	(4)%	(11)%	(13)%	(4)%	(6)%
(Income)/Loss of acquired/sold businesses	1%	0%	0%	0%	0%	0%

Remaining change in net sales	4%	(1)%	(2)%	(2)%	(9)%	(3)%

Operating income[1]						(14)%

Operating segment income[2]	(4)%	(29)%	2%	16%	(36)%	(14)%
Significant items impacting operating segment income –
Restructuring/Business exit costs/(income)	2%	34%	2%	1%	2%	4%
Strengthening of foreign currencies	(5)%	(8)%	(16)%	(13)%	(1)%	(7)%
(Income)/Loss of acquired/sold businesses	0%	(1)%	0%	0%	0%	0%

Remaining change in operating segment income	(7)%	(4)%	(12)%	4%	(35)%	(17)%

Unit volumes[3]	2%	(1)%	(4)%	0%	(9)%	(4)%

Diluted earnings per share[4]						(14)%

Total advertising and promotion expense[5]	32%	17%	(8)%	(4)%	37%	13%
Media advertising expense	(5)%	3%	(4)%	(11)%	110%	12%
Promotion expense	199%	52%	(11)%	7%	10%	14%

[1]	Operating income represents operating segment income less general corporate expenses and amortization of identifiable intangibles.
[2]	Operating segment income is the income generated by the lines of business.
[3]	Excludes acquisitions and divestitures.
[4]	$.37 vs. $.43; restructuring and business disposition activities decreased 4Q03 results by $.01 and increased 4Q02 results by $.01.
[5]	Does not include amounts related to divested businesses.

Sara Lee Corporation

Executive Summary of Performance

Full year fiscal 2003	Percentage change
	Sara Lee Meats	Sara Lee Bakery	Beverage	Household Products	Intimates and Underwear	Total SLE
Net sales	1%	10%	9%	8%	(1)%	4%
Significant items impacting net sales –
Strengthening of foreign currencies	(3)%	(2)%	(8)%	(8)%	(3)%	(4)%
(Income)/Loss of acquired/sold businesses	0%	(10)%	(1)%	0%	0%	(2)%

Remaining change in net sales	(2)%	(2)%	0%	0%	(4)%	(2)%

Operating income[1]						21%

Operating segment income[2]	16%	1%	3%	9%	28%	15%
Significant items impacting operating segment income –
Restructuring/Business exit costs/(income)	(13)%	(16)%	(1)%	0%	(19)%	(10)%
Strengthening of foreign currencies	(4)%	(5)%	(12)%	(10)%	(2)%	(6)%
(Income)/Loss of acquired/sold businesses	0%	(12)%	(1)%	0%	(1)%	(2)%

Remaining change in operating segment	(1)%	(32)%	(11)%	(1)%	6%	(3)%

Unit volumes[3]	1%	(1)%	(2)%	1%	(3)%	(1)%

Diluted earnings per share[4]						22%

Total advertising and promotion expense[5]	6%	26%	22%	1%	16%	12%
Media advertising expense	1%	27%	13%	0%	37%	13%
Promotion expense	16%	23%	28%	2%	6%	12%

[1]	Operating income represents operating segment income less general corporate expenses and amortization of identifiable intangibles.
[2]	Operating segment income is the income generated by the lines of business.
[3]	Excludes acquisitions and divestitures.
[4]	$1.50 vs. $1.23; restructuring and business disposition activities reduced FY02 results by $.12.
[5]	Does not include amounts related to divested businesses.

Sara Lee Corporation (NYSE)

Consolidated Statements of Income

(in millions except per share amounts)	Thirteen Weeks Ended			Fifty-Two Weeks Ended
	June 28, 2003	June 29, 2002	Percent Change	June 28, 2003	June 29, 2002	Percent Change
Net sales	$4,631	$4,495	3.0%	$18,291	$17,628	3.8%

Cost of sales	2,822	2,645		11,052	10,829
Cost of sales - product line exit costs	—	—		—	(7)
Selling, general and administrative expenses	1,398	1,387		5,568	5,236
(Income from) charges for exit activities and business dispositions	2	(13)		(11)	177
Interest expense	71	80		276	304
Interest income	(20)	(34)		(78)	(96)

	4,273	4,065		16,807	16,443

Income before income taxes	358	430	(16.8)	1,484	1,185	25.3
Income taxes	62	79		263	175

Net income	$296	$351	(15.6)	$1,221	$1,010	20.9

Net income per common share
Basic	$0.38	$0.44	(13.6)	$1.55	$1.27	22.0

Diluted	$0.37	$0.43	(14.0)	$1.50	$1.23	22.0

Average shares outstanding
Basic	778	786		781	785

Diluted	808	818		812	818

Sara Lee Corporation (NYSE)

Operating Results by Industry Segment

(in millions)	Thirteen Weeks Ended
	Sales		Percent Change	Operating Income		Percent Change
	June 28, 2003	June 29, 2002		June 28, 2003	June 29, 2002
Sara Lee Meats	$976	$901	8.4%	$100	$104	(4.3)%
Sara Lee Bakery	825	803	2.8	21	30	(28.6)
Beverage	700	642	9.0	103	102	1.8
Household Products	596	534	11.5	123	106	15.6
Intimates and Underwear	1,535	1,615	(4.9)	156	242	(35.6)

Total sales and operating segment income	4,632	4,495	3.1	503	584	(13.8)
Intersegment sales	(1)	—	NM	—	—	—
Amortization of identifiable intangibles	—	—	—	(30)	(25)	(24.4)
General corporate expenses	—	—	—	(64)	(83)	23.6

Total net sales and operating income	4,631	4,495	3.0	409	476	(14.1)
Net interest expense	—	—	—	(51)	(46)	(11.8)

Net sales and income before income taxes	$4,631	$4,495	3.0%	$358	$430	(16.8)%

	Fifty-Two Weeks Ended
	Sales		Percent Change	Operating Income		Percent Change
	June 28, 2003	June 29, 2002		June 28, 2003	June 29, 2002
Sara Lee Meats	$3,746	$3,704	1.1%	$375	$323	16.0%
Sara Lee Bakery	3,276	2,976	10.1	98	97	0.8
Beverage	2,756	2,539	8.6	429	416	3.3
Household Products	2,118	1,962	7.9	369	339	8.9
Intimates and Underwear	6,399	6,455	(0.9)	763	596	28.1

Total sales and operating segment income	18,295	17,636	3.7	2,034	1,771	14.9
Intersegment sales	(4)	(8)	45.4	—	—	—
Amortization of identifiable intangibles	—	—	—	(104)	(77)	(35.9)
General corporate expenses	—	—	—	(248)	(301)	17.7

Total net sales and operating income	18,291	17,628	3.8	1,682	1,393	20.8
Net interest expense	—	—	—	(198)	(208)	4.8

Net sales and income before income taxes	$18,291	$17,628	3.8%	$1,484	$1,185	25.3%

See accompanying notes to financial statements.

Notes to Financial Statements

1.)	Restructuring and Business Disposition Activities

Exit and Business Disposition Activities

During fiscal 2003 and 2002, the corporation recognized the impact of certain exit and business disposition activities. The accounting for certain of these activities was impacted by Statement of Financial Accounting Standards No. 146, which became effective for actions initiated after December 31, 2002. The financial impact of these actions can be summarized as follows:

Exit and Disposal Activities Initiated After December 31, 2002

In April 2003, the corporation approved actions to:

–	Abandon the use of certain trademarks obtained with the Earthgrains acquisition. A substantial portion of the trademarks was abandoned by the close of fiscal 2003, resulting in $6 million of accelerated amortization being recognized in the fourth quarter of fiscal 2003. The amortization expense is reflected in the selling, general and administrative expenses of the corporation.

–	Dispose of certain manufacturing facilities and production capacity in the Bakery and Beverage segments. A substantial portion of the book value of the facilities targeted for disposition was classified as held for use on the date the actions were approved. The corporation accelerated the depreciation on these facilities and recognized $7 million of depreciation expense in the fourth quarter as a result of this decision. In addition, a $1 million charge was recognized for certain held for sale assets. The $7 million of accelerated depreciation was recognized in the line labeled “Cost of sales” and the $1 million charge is recognized in the line labeled “(Income from) charges for exit activities and business dispositions.” As of July 3, 2003, all of these plants were closed and are being held for sale.

–	Terminate individuals working in these facilities and provide severance payments in accordance with existing benefit plans. As a result of these actions, the corporation recognized a charge of $3 million, which is reflected in the line labeled “(Income from) charges for exit activities and business dispositions”.

Exit and Disposal Activities Initiated Prior to December 31, 2002

In the second quarter of fiscal 2003, the corporation’s management approved actions to terminate employees, exit leases and dispose of certain assets of the Bakery segment. As a result of these actions, the corporation recognized a charge of $22 million. In addition, during fiscal 2003, the corporation completed certain previously announced exit and business disposition activities for amounts more favorable than originally estimated. As a result of the completion of these actions, pretax operating profits in fiscal 2003 increased by $37 million. Both the $22 million charge and the $37 million income item are reflected on the line labeled “(Income from) charges for exit activities and business dispositions.”

In the fourth quarter of fiscal 2003, the completion of exit activities initiated prior to December 31, 2002, had the impact of increasing pretax net income by $2 million and this amount was recognized on the line labeled “(Income from) charges for exit activities and business dispositions.”

For fiscal 2003, the net impact of amounts recognized on the line labeled “(Income from) charges for exit activities and business dispositions” increased pretax income, and net income by $11 million and increased diluted EPS by $.01. Offsetting this was a reduction to diluted EPS of $.01 per share resulting from the impact of accelerated depreciation and amortization.

In fiscal 2002, the corporation’s management approved a series of actions to reduce the number of employees, exit leases and dispose of assets. In addition, the corporation completed certain restructuring and business disposition activities that were previously recognized in the consolidated financial statements. For fiscal year

2002, the net impact of these actions was to reduce pretax income, net income and diluted EPS by $170 million, $101 million and $.12 per share, respectively. In the fourth quarter of fiscal 2002, certain exit activities and business dispositions were completed for amounts more favorable than originally estimated. The net impact of these actions was to increase pretax income, net income and diluted earnings per share by $13 million, $10 million and $.01 per share, respectively.

As a result of the restructuring actions taken, the corporation’s cost structure was reduced and efficiency improved. It is estimated that operating income in the fourth quarter and fiscal 2003 included $31 million and $126 million, respectively, of incremental benefits over those realized in the comparable periods of the prior year.

2.)	Acquisition of Earthgrains

In the first quarter of fiscal 2002, the corporation acquired the outstanding common shares of The Earthgrains Company (Earthgrains). Under the terms of the purchase agreement, the corporation acquired Earthgrains’ common stock for $40.25 per share, or approximately $1.9 billion. Cash on the Earthgrains balance sheet on the acquisition date reduced the purchase price to a net amount of approximately $1.8 billion. In addition, the corporation assumed $1.0 billion of Earthgrains’ long-term debt and notes payable. The results of operations have been included in the consolidated financial statements for the corporation for the full nine months of 2003, which is 38 days greater than included in the first nine months of fiscal 2002. The sales and operating profits generated by the Earthgrains business for the first 38 days of fiscal 2003 were $284 million and $17 million, respectively.

3.)	Reclassification

Certain prior year amounts have been reclassified to conform to current year presentation.